SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934



Date of report (Date of earliest event reported): November 8, 2005



                                  Coach, Inc.
                                 -------------
             (Exact name of registrant as specified in its charter)


   Maryland                         1-16153                      52-2242751
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  (State of                (Commission File Number)             (IRS Employer
 Incorporation)                                              Identification No.)


                    516 West 34th Street, New York, NY 10001
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               (Address of principal executive offices) (Zip Code)


                                 (212) 594-1850
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              (Registrant's telephone number, including area code)

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Item 1.01: Entry into a Material Definitive Agreement.

     On November 8, 2005, Coach, Inc. entered into five-year employment agreements with two key executives: Michael Tucci, President North America Retail Division, and Michael F. Devine, III, Senior Vice President and Chief Financial Officer. The terms of these employment agreements run through June 30, 2010.

     Mr. Tucci's agreement provides for an initial base salary (beginning September 1, 2005) of $650,000 per year, with an initial maximum bonus pursuant to Coach's Performance-Based Annual Incentive Plan equal to 125% of his annual base salary. Pursuant to his agreement, on November 8, 2005, Mr. Tucci received a grant of options to purchase 252,658 shares of Coach common stock at an exercise price of $34.12 per share; subject generally to Mr. Tucci's continued employment with us, 20% of these options will vest on June 30, 2008, 20% will vest on June 30, 2009, and 60% will vest on June 30, 2010. The options will expire on November 8, 2015. Mr. Tucci also received a grant of 73,271 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Tucci remains employed by us; 20% of these units will vest on June 30, 2008, 20% will vest on June 30, 2009, and 60% will vest on June 30, 2010.

     Mr. Devine's agreement provides for an initial base salary (beginning September 1, 2005) of $500,000 per year, with an initial maximum bonus pursuant to Coach's Performance-Based Annual Incentive Plan equal to 75% of his annual base salary. Pursuant to his agreement, on November 8, 2005, Mr. Devine received a grant of options to purchase 136,435 shares of Coach common stock at an exercise price of $34.12 per share; subject generally to Mr. Devine's continued employment with us, 20% of these options will vest on June 30, 2008, 20% will vest on June 30, 2009, and 60% will vest on June 30, 2010. The options will expire on November 8, 2015. Mr. Devine also received a grant of 38,101 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Devine remains employed by us; 20% of these units will vest on June 30, 2008, 20% will vest on June 30, 2009, and 60% will vest on June 30, 2010.

     If an executive's employment agreement is terminated by Coach without Cause (as defined in the agreements), or by the executive for Good Reason (as defined in the agreements), then the executive will be entitled to receive severance payments equal to 12 months' annual base salary plus Target Bonus (as defined in the agreements), as well as a pro-rated annual bonus for the year of termination, subject to certain exceptions described in the Agreements, payable in equal monthly installments between six and 12 months from the executive's termination date. In addition, if the executive's employment is terminated without Cause or for Good Reason, all unvested stock options and restricted stock units granted in connection with the employment agreement would continue to become vested on the dates described above and will remain exercisable for the remainder of the 10-year term. If the termination occurs within six months before or 12 months after a change of control of 20% or more of the combined voting power of the company, then the options and restricted stock units granted in connection with the employment agreement will become fully vested immediately prior to such termination and will remain vested for the remainder of their 10-year term. Finally, if the executive's employment is terminated without Cause or for Good Reason, Coach will continue to provide the executive with specified health and welfare benefits for 12 months after the executive's termination.

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     The agreements contain covenants that prohibit each executive from competing with the business of Coach, soliciting Coach's employees, vendors or wholesale customers, disclosing Coach's confidential information or violating Coach's intellectual property rights during his employment with us and for a period of 12 months afterward. If an executive violates these covenants, he will forfeit any remaining unexercised stock options, unvested restricted stock units and health and welfare benefits under his agreement. In addition, he may be required to forfeit any gains on stock options or restricted stock units granted in connection with his employment agreement that the executive realized during a period of 12 months prior to violating these covenants.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2005

                                              COACH, INC.

                                              By: /s/ Carole P. Sadler
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                                                  Carole P. Sadler
                                                  Senior Vice President, General
                                                  Counsel and Secretary